EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Second Quarter of 2008

STUDIO CITY, CA — August 6, 2008 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and six months ended June 30, 2008.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the second quarter of 2008 increased 28% to $71.5 million, from $55.9 million in the prior year’s second quarter. This increase was primarily due to a 15% increase in advertising revenues and a 124% increase in subscriber fee revenues.  For the first six months of the year, revenue grew 30% to $142.1 million from $109.5 million in 2007, due to a 19% increase in advertising revenue and a 103% increase in subscriber fee revenue.

•                  Upfront advertising market success.  The Company recently completed its negotiations with advertisers for the 2008/2009 broadcast season, selling approximately 50% of its inventory at CPM increases of 7% above the CPM rates in the prior year.  The Company obtained nearly $10 million in business from new advertising clients, including Microsoft, Met Life, IHOP, IKEA, H&R Block and Nivea.

•                  Launch of Hallmark Movie Channel High Definition.  During the second quarter of 2008, Crown Media launched the high definition version of Hallmark Movie Channel, home of the greatest family movies of all time.  Hallmark Movie Channel currently has over 9 million subscribers, and the Company expects to see further dramatic growth in the distribution of this popular emerging network as the result of newly signed agreements for carriage with Comcast, Cox and NCTC.

•                  Record ratings.  For the second quarter of 2008, Hallmark Channel delivered its highest-rated second quarter in terms of household delivery for both Prime Time and Total Day.  The channel maintained its position as a top-ten rated cable channel, ranking ninth in Prime Time and tenth in Total Day among all 73 ad-supported cable networks according to Nielsen.  Subsequent to the end of the quarter, Hallmark Channel ranked 7th in Prime Time for the month of July, marking the 26th consecutive month in the top ten for Prime Time.

•                  Popular original programming.  The Company’s ratings success year-to-date has been fueled in part by the popularity of the Company’s original programming.  According to Nielsen, for the first half of the year Hallmark Channel accounted for four of the top ten ad-supported cable Original Movie premieres and delivered the original movie with the largest audience of upscale women 25-54.  Hallmark Channel is the clear leader in this area, delivering more than 25% of all original movie premiere hours on ad-supported cable networks.

“The continued strong growth in our advertising revenues and the favorable terms of our renewed distribution agreements have resulted in our operating successes being translated into financial success,” noted Henry Schleiff, President and CEO of Crown Media.  “For the second quarter, we generated a 28% increase in our operating revenues, which yielded nearly $20 million in Adjusted EBITDA for a total of $34 million in Adjusted EBITDA for the first half of the year.

“For over two years Hallmark Channel has been a top ten rated cable channel in Prime Time.  As a leader in original movie premieres on cable, the broad appeal and wholesome quality of our programming attracts a growing and important audience of baby boomers.  This in turn has led to the continued strength of our appeal to advertisers, evidenced most recently by our success in the upfront process for next season, and has helped to drive the dramatic growth in distribution for Hallmark Movie Channel.  These are the very same forces that will enable us to deliver strong operating results as well as financial success for the remainder of 2008 and beyond.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $71.5 million for the second quarter of 2008, a 28% increase from $55.9 million for the second quarter of 2007. Subscriber fee revenue increased 124% to $14.6 million, from $6.5 million in the prior year’s quarter as a result of higher net effective rates on average, primarily due to higher contractual rates, a decrease in subscriber acquisition fees applied against revenue and an increase in paying subscribers as a result of previously amended distribution agreements. Advertising revenue increased 15% to $56.6 million during the quarter, from $49.3 million in the second quarter of 2007, primarily due to an increase in advertising rates and increased advertising on Hallmark Movie Channel.

Crown Media reported revenue of $142.1 million for the six months ended June 30, 2008, a 30% increase from $109.5 million for the same period of 2007. Subscriber fee revenue for the six months ended June 30, 2008, increased 103% to $28.4 million, from $14.0 million in the prior year’s period, as a result of higher contractual rates, a decrease in subscriber acquisition fees applied against revenue and an increase in paying subscribers as a result of previously amended distribution agreements.  Advertising revenue increased 19% to $113.0 million during the six months ended June 30, 2008, from $95.3 million for the same period of 2007, reflecting higher advertising rates and increased advertising on Hallmark Movie Channel.

For the second quarter of 2008, cost of services decreased 19% to $39.2 million from $48.3 million during the same quarter of 2007. Within cost of services, programming expenses decreased 7% quarter over quarter to $35.6 million, due to expiration of the programming agreement with NICC and the Company’s effort to reduce costs. This was offset in part by the Company licensing Hallmark Hall of Fame programming under a new 2008 agreement with Hallmark Cards.

Subscriber acquisition fee amortization expense was $0 in the second quarter of 2008 versus $7.8 million in the same period of 2007.  Due to the increase in subscriber fee revenues and the significant decrease in subscriber acquisition fees, subscriber acquisition fee amortization expense decreased 100% as all of the expense was netted against revenue during the three months ended June 30, 2008.  Other cost of services and amortization of our capital lease increased 73% from $2.1 million to $3.6 million for the second quarter of 2008. The Company’s bad debt expense was $40,000 for the three months ended June 30, 2008, as compared to the Company’s negative bad debt expense of $343,000 for the three months ended June 30, 2007. Additionally, in 2007, the Company settled a residual and participation liability for $521,000 less than it had originally accrued in conjunction with the sale of its film library.

For the six months ended June 30, 2008, cost of services decreased to $78.1 million from $99.1 million during the same period of 2007. Within cost of services, programming expenses decreased 9% period over period to $71.0 million, following the December 31, 2007, expiration of our programming agreement with NICC and the Company’s effort to reduce costs, offset in part by the Company’s licensing Hallmark Hall of Fame movies under an agreement, which was entered into during 2008.

Subscriber acquisition fee amortization expense was $0 for the six months ended June 30, 2008 versus $15.7 million in the same period of 2007. Due to the increase in subscriber fee revenues and the significant decrease in subscriber acquisition fees, subscriber acquisition fee amortization expense decreased 100% as all of the expense was netted against revenue during the six months ended June 30, 2008. Other cost of services increased 33% from $5.3 million to $7.1 million for the six months ended June 30, 2008, primarily due to miscellaneous incremental increases.  In addition to the settlement mentioned above, the Company’s salary and playback transponder expenses increased.

Selling, general and administrative expenses decreased to $11.9 million for the quarter ended June 30, 2008, from $14.1 million in the year earlier period primarily due to a $2.8 million decrease in compensation expense related to our share-based obligations. Marketing expenses of $2.1 million for the quarter ended June 30, 2008, decreased from $4.1 million for the quarter ended June 30, 2007. The Company did not hold a marketing promotion for movies in the second quarter of 2008 as compared to holding one promotion in the second quarter of 2007.

Selling, general and administrative expenses decreased to $25.3 million for the six months ended June 30, 2008, from $28.3 million in the year earlier period primarily due to a $3.5 million decrease in compensation expense related to our share-based obligations.  Marketing expenses remained relatively flat due to the Company holding two marketing promotions in each of the periods being compared.

Adjusted EBITDA was $19.7 million for the second quarter of 2008 compared to $1.1 million for the same period last year. Cash provided by operating activities totaled $16.7 million for the second quarter of 2008 compared to $4.7 million for the same period last year.  The net loss for the quarter ended June 30, 2008, totaled $5.9 million, or $0.06 per share, compared to $43.7 million, or $0.42 per share, in the second quarter of 2007.

Adjusted EBITDA totaled $34.3 million for the six months ended June 30, 2008, compared to an Adjusted EBITDA loss of $4.0 million for the same period last year. Cash provided by operating activities totaled $17.0 million for the six months ended June 30, 2008, compared to cash used in operating activities of $8.1 million for the same period last year. The net loss for the six month period ended June 30, 2008, totaled $20.6 million, or $0.20 per share, compared to $83.9 million, or $0.80 per share, in the same period of 2007.

Conference Call and Webcast to be Held Wednesday, August 6th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the second quarter of 2008.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Second Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, August 6th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 64628316.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to approximately 83 million subscribers.  The program service is distributed through 5,450 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown

Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2007.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses.. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Second Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure related to the amortization of subscriber acquisition costs, which were significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Subscriber fees	$14,579	$6,507	$28,432	$14,002
Advertising	56,538	49,081	112,886	94,931
Advertising by Hallmark Cards	82	242	157	390
Other revenue	321	77	609	156
Total revenue	71,520	55,907	142,084	109,479
Cost of services:
Affiliate programming	541	4,340	935	9,902
Non-affiliate programming	35,100	34,049	70,111	68,179
Amortization of film assets	—	(521)	—	(521)
Subscriber acquisition fee amortization	—	7,832	—	15,680
Amortization of capital lease	290	290	579	579
Other cost of services	3,304	2,312	6,484	5,260
Total cost of services	39,235	48,302	78,109	99,079
Selling, general & administrative expenses	11,865	14,057	25,326	28,250
Marketing expense	2,060	4,073	8,458	8,285
Depreciation and amortization	492	396	924	893
Income (loss) from operations before interest expense	17,868	(10,921)	29,267	(27,028)
Interest expense	(23,792)	(32,741)	(49,906)	(56,842)
Net loss	$(5,924)	$(43,662)	$(20,639)	$(83,870)
Net loss per share	$(0.06)	$(0.42)	$(0.20)	$(0.80)
Weighted average shares outstanding	104,788	104,788	104,764	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of June 30,	As of December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$277	$1,974
Accounts receivable, less allowance for doubtful accounts of $247 and $242, respectively	67,247	68,603
Program license fees - affiliates	975	166
Program license fees - non-affiliates	100,206	119,523
Prepaid and other assets	4,601	4,478
Prepaid program license fee assets	20,195	8,361
Total current assets	193,501	203,105
Program license fees - affiliates	7,641	653
Program license fees - non-affiliates	137,835	129,268
Subscriber acquisition fees, net	4,436	3,333
Property and equipment, net	16,070	15,962
Goodwill	314,033	314,033
Prepaid and other assets	8,403	9,887
Total assets	$681,919	$676,241

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of June 30,	As of December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$18,569	$25,255
Audience deficiency reserve	15,390	15,620
Accrued restricted stock units	3,040	4,609
License fees payable to affiliates	1,365	1,628
License fees payable to non-affiliates	114,015	107,749
Payables to affiliates	17,054	18,951
Credit facility and interest payable	54,502	19,583
Other current liabilities	4,146	5,979
Total current liabilities	228,081	199,374
Accrued liabilities	17,236	18,056
License fees payable to affiliates	7,391	—
License fees payable to non-affiliates	56,385	56,521
Payables to affiliates	1,784	4,041
Credit facility	—	50,000
Line of credit and interest payable to HC Crown	105,445	101,360
Line of credit and interest payable to Hallmark Cards affiliate	60,186	57,868
Note and interest payable to Hallmark Cards affiliate	165,113	158,753
Note and interest payable to Hallmark Cards	11,088	22,075
Senior unsecured note to HC Crown, including accrued interest	653,106	621,266
Company obligated mandatorily redeemable preferred interest	19,888	18,690
Other liabilities	17,701	19,232
Obligation to NICC for the repurchase of Class A common stock, extinguished January 2, 2008, $.01 par value; 0 and 4,357,066 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	0	32,765
Total liabilities	1,343,404	1,360,001
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 and 69,760,588 shares issued and outstanding as of June 30, 2008, and December 31, 2007, respectively	741	698
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both June 30, 2008, and December 31, 2007	307	307
Paid-in capital	1,454,162	1,411,291
Accumulated deficit	(2,116,695)	(2,096,056)
Total stockholders’ deficit	(661,485)	(683,760)
Total liabilities and stockholders’ deficit	$681,919	$676,241

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net loss	$(5,924)	$(43,662)	$(20,639)	$(83,870)
Subscriber acquisition fee amortization expense	676	9,755	1,340	18,585
Depreciation and amortization	782	686	1,503	1,472
Residual and participation expense	—	—	96	—
Amortization of film asset	80	(521)	147	(521)
Impairment of film asset	—	—	176	—
Interest expense	23,792	32,741	49,906	56,842
Restricted stock unit compensation	328	2,101	1,732	3,461
Adjusted earnings before interest, taxes, depreciation and amortization	$19,734	$1,100	$34,261	$(4,031)

Programming and other amortization	35,492	39,648	70,593	79,340
Provision for allowance for doubtful account	40	(343)	5	(13)
Changes in operating assets and liabilities:
Additions to program license fees	(47,859)	(32,882)	(68,093)	(76,648)
Change to subscriber acquisition fees	(693)	(56)	(2,443)	120
Change in subscriber acquisition fees payable	(788)	15	933	(218)
Interest paid	(1,233)	(2,288)	(2,899)	(4,494)
Changes in other operating assets and liabilities, net of adjustments above	12,000	(497)	(15,358)	(2,193)
Net cash provided by (used in) operating activities	$16,693	$4,697	$16,999	$(8,137)

Crown Media Holdings, Inc.

Selected Second Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$16,693	$4,697	$16,999	$(8,137)
Net cash used in investing activities	(1,999)	(1,384)	(3,286)	(2,567)
Net cash (used in) provided by financing activities	(17,463)	(2,166)	(15,410)	3,672
Net (decrease) increase in cash and cash equivalents	(2,769)	1,147	(1,697)	(7,032)
Cash equivalents, beginning of period	3,046	5,786	1,974	13,965
Cash equivalents, end of period	$277	$6,933	$277	$6,933